Exhibit (a)(1)(G)

FOR IMMEDIATE RELEASE

Press Contact:

Pacific International Group Holdings LLC

(702) 430-8808

Pacific International Group Holdings LLC Commences Tender Offer to Acquire

All Outstanding Share of Common Stock of Platinum Energy Resources, Inc.

LAS VEGAS, (May 26, 2011) Pacific International Group Holdings LLC announced today that it is commencing a cash tender offer for all of the outstanding shares of common stock of Platinum Energy Resources, Inc. (OTCBB: PGRI.OB) for $1.50 per share in cash. This Offer price represents a premium of approximately 26% when compared to $1.18 per Share, which amount is the volume weighted average sale price of the Shares during the last 45 trading days before April 21, 2011, the date upon which Pacific publicly disclosed that it had entered into letter agreements with certain stockholders of Platinum contemplating a potential going-private transaction involving Platinum at a price of not less than $1.50 per Share. Pacific currently owns approximately 13,593,430 shares of Platinum common stock, or approximately 60.13% of the outstanding shares of Platinum.

If the tender offer is consummated and all shares of Platinum are validly tendered, or a sufficient number of shares of Platinum are tendered to allow Pacific to consummate a subsequent short-form merger under Delaware law, Platinum thereafter will be a wholly-owned subsidiary of Pacific or another affiliated entity. In addition, if the purchase of shares of Platinum pursuant to the tender offer results in fewer than 300 holders of record of Shares, Platinum may file a Form 15 to evidence the termination of Platinum’s duty to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, as soon after the consummation of the tender offer as the requirements for deregistration are met.

Pacific is making its offer to purchase directly to public shareholders to acquire the portion of Platinum it does not already own by means of a tender offer. The transaction will be financed with cash on hand.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on June 24, 2011, unless the tender offer is extended. Pacific’s obligation and right to purchase shares at the expiration of the tender offer is subject to the satisfaction of several conditions, including the non-waivable condition (the “Threshold Condition”) that there shall have been validly tendered and not withdrawn before the Offer expires Shares that constitute, together with the number of Shares currently owned by Pacific, at least ninety percent (90%) of the outstanding Shares (including Shares purchased through exercise of outstanding stock options, but excluding Shares held in treasury) immediately prior to the expiration of the Offer.

Pacific currently holds 13,593,430, or 60.13%, of the outstanding Shares, and an additional 6,757,462, or 29.89%, of the outstanding Shares are subject to letter agreements (each, a “Letter Agreement” and collectively, the “Letter Agreements”) with certain shareholders requiring such Shares to be tendered in the Offer.  Accordingly, if the Shares subject to the Letter Agreements are tendered into the Offer as required under the Letter Agreements, Pacific will hold 20,350,892, or 90.02% of the outstanding Shares, and the Threshold Condition will be satisfied.

The Offer is subject to certain other conditions described in the Offer. Except for the Threshold Condition, each of the conditions to the Offer may, to the extent permitted by applicable law, be amended or waived by Pacific in its sole discretion and Pacific reserves the right to terminate the Offer at any time. There is no financing condition to the Offer.

PLATINUM’S SHAREHOLDERS SHOULD READ CAREFULLY THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE, WWW.SEC.GOV. IN ADDITION, SHAREHOLDERS WILL BE ABLE TO OBTAIN A FREE COPY OF THESE

DOCUMENTS BY CONTACTING PACIFIC’S INFORMATION AGENT, BNY MELLON SHAREOWNER SERVICES, BY TELEPHONE (TOLL-FREE) AT 866-277-8134.

Forward-Looking Statements

Except for historical information contained in this press release, the statements made in this press release constitute forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause Pacific to modify, delay, or suspend its tender offer for shares of Platinum, including the following: changes in Platinum’s stock price, changes in Platinum’s operating results, general market conditions, changes in general economic conditions, including economic conditions within the oil and gas markets, new competition, and tax or regulatory requirements. Certain of these risk factors and other considerations are detailed in Pacific’s Form 10-K for the year ended December 31, 2010 and other reports and documents subsequently filed with the Securities and Exchange Commission.